Exhibit 99.1

NEWS RELEASE

Contact Information:
Sarah Youngbauer
AMD Communications
512-602-3028
sarah.youngbauer@amd.com

Alina Ostrovsky
AMD Investor Relations
408-749-6688
alina.ostrovsky@amd.com

AMD Appoints John W. Marren to Board of Directors

SUNNYVALE, Calif. — Feb. 21, 2017 — AMD (NASDAQ: AMD) today announced the appointment of John W. Marren, 53, to its board of directors coinciding with Martin Edelman’s decision to step down as member of the company’s board of directors, a position he has held since 2013.
Marren’s 30-year career spans both the financial and technology industries, with a deep focus on semiconductors. He retired from Texas Pacific Group (TPG) Capital in 2015 after spending 16 years at the firm as senior partner and head of technology investments. Prior to TPG, he was managing director and co-head of the Technology Investment Banking Group at Morgan Stanley, and prior to that time was managing director at Alex, Brown and Sons. Before shifting his focus to finance, Marren spent seven years in various technical and business roles at VLSI Technology and Vitesse Semiconductor. He currently serves on a number of private company boards, including Avaya Inc., Infinidat, Inc., and Isola Group.
“John brings substantial board, financial, and technology industry experience as well as strong semiconductor knowledge that make him a valuable addition to AMD as the company enters an exciting growth phase driven by a strengthened and expanded portfolio of new products,” said John Caldwell, AMD’s chairman of the board. “On behalf of the AMD Board, I would also like to express our thanks to Marty for his four years of service as a director. We are grateful for his counsel and insight that has helped AMD transform and build a solid foundation for growth.”
Marren holds a Bachelor of Science degree in electrical engineering from the University of California at Santa Barbara. He is also a Trustee of the University of California, Santa Barbara and a member of the US Olympic and Paralympic Foundation Board. He previously served on

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Exhibit 99.1

the boards of MEMC Electronics Materials, On Semiconductor, Freescale Semiconductor, Sungard Data Systems, and Vertafore Software.

About AMD
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